Exhibit (a)(1)(D)
Offer Letter to Exchange for Shares of Common Stock and Warrants
by
VAPOR CORP.
of
all outstanding Units
at an Exchange Rate of 128 Shares and one warrant to purchase 64 Shares, at an exercise price equal to 120% of the closing market price of the Shares on the Expiration Date, for every one Unit
THE TENDER OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., EASTERN TIME, ON JANUARY 13, 2016, UNLESS THE TENDER OFFER IS EXTENDED.
December 11, 2015
To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:
Enclosed for your consideration are the Offer Letter, dated December 11, 2015 (the “Offer Letter”), and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”), in connection with the offer by Vapor Corp. (the “Company”), a corporation incorporated under the laws of the State of Delaware, to the holders of the Company’s issued and outstanding Units (the “Units”), each consisting of one-fourth of a share of the Company’s Series A Convertible Preferred Stock (convertible into 10 shares of the Company’s common stock, par value $0.001 per share), and 20 Series A Warrants (each exercisable into one share of the Company’s common stock), to permit, during the Offer Period, the exchange of one Unit for 128 shares of the Company’s common stock (the “Shares”) and warrants (the “Exchange Warrants”) to purchase 64 shares of the Company’s common stock, at an exercise price equal to 120% of the closing market price of the Company’s common stock on the Expiration Date. The “Offer Period” is the period of time commencing on December 11, 2015 and ending at 5:00 p.m., Eastern Time, on January 13, 2016, or such later date to which the Company may extend the Offer (the “Expiration Date”).
NO FRACTIONAL SHARES WILL BE ISSUED. UNITS MAY ONLY BE EXCHANGED FOR WHOLE SHARES AND EXCHANGE WARRANTS. IN LIEU OF ISSUING FRACTIONAL SHARES, ANY HOLDER OF UNITS WHO WOULD OTHERWISE HAVE BEEN ENTITLED TO RECEIVE FRACTIONAL SHARES WILL, AFTER AGGREGATING ALL SUCH FRACTIONAL SHARES OF SUCH HOLDER, BE PAID CASH (WITHOUT INTEREST) IN AN AMOUNT EQUAL TO SUCH FRACTIONAL PART OF A SHARE MULTIPLIED BY THE LAST SALE PRICE OF THE COMPANY’S COMMON STOCK ON THE NASDAQ CAPITAL MARKET ON THE LAST TRADING DAY PRIOR TO THE EXPIRATION DATE.
UNITS NOT EXCHANGED IN THE OFFER WILL SEPARATE INTO THE SERIES A PREFERRED STOCK AND SERIES A WARRANTS IN ACCORDANCE WITH THEIR TERMS ON JANUARY 23, 2016 AND OTHERWISE REMAIN SUBJECT TO THEIR ORIGINAL TERMS.
IT IS THE COMPANY’S CURRENT INTENTION NOT TO CONDUCT ANOTHER OFFER DESIGNED TO INDUCE THE EXCHANGE OF THE UNITS. HOWEVER, THE COMPANY RESERVES THE RIGHT TO DO SO IN THE FUTURE.

Enclosed with this letter are copies of the following documents:
1.
Letter of Transmittal, for your use in accepting the Offer and exchanging Units and for the information of your clients;

2.
Notice of Guaranteed Delivery with respect to Units, to be used to accept the Offer in the event (a) your Units are not immediately available, (b) the procedure for book-entry transfer cannot be completed on a timely basis, or (c) time will not permit all required documents to reach the Depositary prior to the Expiration Date (as defined in the Offer Letter); and

3.
Form of letter that may be sent to your clients for whose accounts you hold Units registered in your name or in the name of your nominee, along with an Instruction Form provided for obtaining such client’s instructions with regard to the Offer.

Certain conditions to the Offer are described in Sections 1 through 4 of the Offer Letter.
We urge you to contact your clients promptly. Please note that the Offer and withdrawal rights will expire at 5:00 p.m., Eastern Time, on January 13, 2016, unless the Offer is extended.
Other than as described herein, the Company will not pay any fees or commissions to any broker or dealer or other person (other than the Depositary and the Information Agent, as described in the Offer Letter) in connection with the solicitation of tenders of Units pursuant to the tender offer. However, the Company will, on request, reimburse you for customary mailing and handling expenses incurred by you in forwarding copies of the enclosed tender offer materials to your clients.
Questions regarding the Offer may be directed to Okapi Partners, LLC, as Information Agent, at 1212 Avenue of the Americas, 24th Floor, New York, NY 10036, (telephone number: (212) 297-0720 or toll free: (877) 629-6355) and email info@okapipartners.com) or to Equity Stock Transfer, LLC, as Depositary, Attention: Reorganization Department at 237 W 37th Street, Suite 601, New York, New York 10018 (telephone number: (212) 575-5757 or toll free: (646) 201-9006).
Very truly yours,
Vapor Corp.
Nothing contained in this letter or in the enclosed documents shall render you or any other person the agent of the Company, the Depositary, the Information Agent or any affiliate of any of them or authorize you or any other person affiliated with you to give any information or use any document or make any statement on behalf of any of them with respect to the Offer other than the enclosed documents and the statements contained therein.